UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BLUE RIDGE BANKSHARES, INC.

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TO OUR SHAREHOLDERS

Blue Ridge Bankshares, Inc., your Company, had an exciting and eventful year in 2019. The first half of the year saw the Company execute a common stock raise on the heels of a precipitous equities market drop that started in late 2018. The additional capital raise positioned us to focus on continued prudent growth and expansion in and around the Company’s footprint.

The Company announced in May 2019 the planned acquisition of Virginia Community Bankshares, Inc. The acquisition was consummated in the 4th quarter of 2019, resulting in the Company approaching $1 billion in assets while significantly reducing its cost of funds, improving core deposits, and adding congruent markets to the Company’s footprint that solidify its presence in the attractive Central Virginia markets.

The Company also became a public company and SEC registrant in December 2019 and was the first company of the new decade to ring the opening bell at the New York Stock Exchange on January 2, 2020. Our stock is now on the NYSE American and continues to trade under the “BRBS” ticker symbol. We believe public registration and the NYSE American listing further enhance shareholder liquidity and allows the Company to have easier access to capital markets in the future. The effort to become a public registrant and list on the NYSE American was one that took significant resources, and to accomplish this while integrating Virginia Community Bankshares is a testament to the strength and commitment of the BRBS team.

All of 2019’s activity seems like a distant memory in some ways as the COVID-19 outbreak brought economic activity to a screeching halt. We are aggressively communicating with borrowers across all industries, and particularly those most impacted, to do everything we can to support them. One thing is certain, which is there will be significant fallout from the COVID-19 crisis. Some businesses will not survive, and while we are working hard to minimize credit losses there will be elevated levels of them. It is inevitable in this environment. While we are confident about our loan portfolio and capital level, we will need to continually monitor both, and developing and changing information related to them may affect future dividend levels.

We believe the impact of COVID-19 will fundamentally alter the financial services industry. We expect to see an acceleration of digitization, which will require the continued evolution of our service delivery model.

This year, 2020, will be a challenging one, and given the magnitude of societal disruption 2021 likely will be as well, but we are confident that with aggressive and proactive approaches to managing issues we will emerge a stronger organization on the other side of current events.

We are grateful for your interest in Blue Ridge Bankshares, and thank you for the continued support of your Company.

Sincerely,

Brian K. Plum

President and Chief Executive Officer

Forward-Looking Statements

This letter contains forward-looking statements regarding the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, and these statements may not be realized. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the impact of the ongoing COVID-19 pandemic; (2) the businesses of the Company and/or Virginia Community Bankshares, Inc. (“VCB”) may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (3) expected revenue synergies and cost savings from the VCB merger may not be fully realized or realized within the expected timeframe; (4) revenues following the VCB merger may be lower than expected; (5) customer and employee relationships and business operations may be disrupted by the VCB merger; (6) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (7) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in the Company’s market areas; (8) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (9) accounting principles, policies, and guidelines; and (10) other risk factors detailed from time to time in filings made by the Company with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.